Terms supplement to the prospectus dated April 5, 2018, the prospectus supplement dated April 5, 2018 and the underlying supplement dated April 5, 2018 North America Structured Investments 7yr SP Economic Cycle Factor Rotator PPN Registration Statement Nos. 333-222672 and 333-222672-01 Dated February 1, 2019 Rule 424(b)(3) Overview The SP Economic Cycle Factor Rotator Index (the "Index") is a rules-based index that seeks to rotate its exposure among one of four distinct strategies (each, a "Sub-Index") based on the current U.S. business cycle indicated by the Chicago Fed National Activity Index (CFNAI). The CFNAI is a weighted average of 85 monthly indicators of national economic activity that provides a single, summary measure of a common factor in these national economic data. Historical movements in the CFNAI have tended in the past to track periods of economic expansion and contraction, as well as periods of increasing and decreasing inflationary pressure. Each Sub-Index is a rules-based index that seeks to maintain a target volatility of 6% by dynamically allocating between the relevant U.S. excess return style index that it references (each, an "Underlying Equity Index") and the SP 5-Year U.S. Treasury Note Futures Excess Return Index (the "Underlying Treasury Index"). Each Sub-Index deducts a notional borrowing cost based on calculated based on a composite LIBOR rate. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC. Guarantor: JPMorgan Chase Co. Minimum Denomination: $1,000 Index: SP Economic Cycle Factor Rotator Index Index Ticker: SPECFR6P Participation Rate: [290.00%-305.00%]* Maximum Return: n/a Index Return: (Final Value Initial Value) / Initial Value Pricing Date: February 25, 2019 Observation Date: February 24, 2026 Maturity Date: February 27, 2026 CUSIP: 48130WXF3 Preliminary Term Sheet: http://sp.jpmorgan.com/document/cusip/48130WXF3/doctype/Product_Termsheet/document.pdf For more information about the Annual Percentage Yield ("APY") or the estimated value of the Notes, which will be lower than the price you paid for the Notes, please see the hyperlink above. Return Profile If the Final Value of the Index is greater than its Initial Value, you will receive a cash payment that provides you with a return per $1,000 Note equal to the Index Return multiplied by the Participation Rate. If held to maturity you will receive a full repayment of principal on the Notes, even if the Index declines,. Investing in the notes linked the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Factors" in the relevant product supplement and the underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement. Neither the securities and exchange commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus. Any representation to the contract is a criminal offense. The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other government agency and are not obligations of, or guaranteed by, a bank. Hypothetical Returns on the Notes at Maturity** CD Payoff at Maturity Index Performance $1,800 $1,600 $1,400 $1,200 $1,000 Payment at Maturity $800 $600 $400 $200 -30% -20% -10% 0% 10% 20% 30% Index Return Hypothetical Hypothetical Index Hypothetical Note Payment at Maturity Return Return (per $1,000 Note) 80.00% 232.00% $3,320.00 50.00% 145.00% $2,450.00 30.00% 87.00% $1,870.00 20.00% 58.00% $1,580.00 10.00% 29.00% $1,290.00 5.00% 14.50% $1,145.00 0.00% 0.00% $1,000.00 -5.00% 0.00% $1,000.00 -10.00% 0.00% $1,000.00 -20.00% 0.00% $1,000.00 -30.00% 0.00% $1,000.00 -50.00% 0.00% $1,000.00 -80.00% 0.00% $1,000.00 * To be determined on the Pricing Date, but not less than 290% or greater than 305%. ** Reflects a Participation Rate of 290% % for illustrative purposes. The hypothetical returns and hypothetical payments on the Notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

North America Structured Investments 7yr SP Economic Cycle Factor Rotator PPN Selected Purchase Considerations The Notes offer full repayment of principal at maturity. Potential early exit with appreciation as a result of automatic call feature The Index tracks the return of a notional dynamic portfolio consisting of (a) one of four Underlying Equity Indices as set forth below and (b) the Underlying Treasury Index, while seeking to maintain an annualized realized volatility approximately equal to 6.0%. Each Underlying Equity Index seeks to provide exposure to the price change, less a notional financing cost deducted on a daily basis, of U.S. companies exhibiting one of the following sets of characteristics: momentum, value, high buybacks and free cash flows, or high dividends and low volatility. The Underlying Treasury Index seeks to track the performance of a rolling position in the 5-Year U.S. Treasury Note futures contract. On a monthly basis, the Index selects one of the four Underlying Equity Indices based on the stage of the U.S. business cycle inferred from the recent trend and average level of the Chicago Fed National Activity Index ("CFNAI"), which is a weighted average of 85 monthly indicators of national economic activity: * If the CFNAI suggests the economy is currently moving from recovery to contraction, the Index waits one month to confirm the signal before rebalancing from Value into High Div Low Vol. There is no assurance that the Index methodology used to identify the current phase of the business cycle will be effective. Momentum: The SP Momentum United States LargeMidCap (USD) Excess Return Index is designed to measure the performance of U.S. large- and mid-capitalization companies with relatively higher recent performance compared to the SP United States LargeMidCap Index. Value: The SP 500 Pure Value Excess Return Index is designed to measure the performance of stocks in the SP 500 Index that exhibit relatively strong value characteristics (by reference to (1) book value to price ratio, (2) earnings to price ratio and (3) sales to price ratio) and relatively weak growth characteristics (by reference to EPS growth, sales per share growth and price momentum). Buyback: The SP 500 Buyback FCF Excess Return Index is designed to measure the performance of 30 companies (excluding JPMorgan Chase Co., Visa and their past or present affiliated companies) with relatively higher rates of buying back their own stock, relatively higher levels of trading activity in their stock, and relatively higher free cash flow yields, as compared to the SP 500 Index. High Div Low Vol: The SP 500 Low Volatility High Dividend Excess Return Index is designed to measure the performance of the 50 least-volatile among the 75 highest dividend-yielding companies in the SP 500 Index, subject to sector and individual constituent concentration limits. Although the SP 500 Low Volatility High Dividend Excess Return Index measures the performance of high dividend-yielding companies, the SP 500 Low Volatility High Dividend Excess Return Index will not include any dividends paid on the securities that make up the SP 500 Low Volatility High Dividend Excess Return Index. Selected Risks The Notes may not pay more than the principal amount at maturity. The term of the Notes may be limited to as early as the first Early Redemption Date. If the Notes are called early, the return potential is limited to the fixed Call Premium Amount, regardless of any greater appreciation of the Index. The Underlying Equity Indices will include the deduction of a notional financing cost calculated based on the relevant LIBOR rates. Any payment on the notes is subject to the credit risks of the Issuer. The Call Barrier for each Review Date is greater than the Initial Value and increases progressively over the term of the notes. The automatic call may force a potential early exit. The Notes do not provide for any interest or dividend payments. Our affiliate, J.P. Morgan Securities LLC ("JPMS"), worked with SP Dow Jones Indices LLC in developing the guidelines and policies governing the composition and calculation of the Index. The Underlying Equity Indices are excess price return indices that include the deduction of a notional financing cost based on the relevant LIBOR rates. JPMorgan Chase Co. is one of the companies that make up the SP 500 Index and may be included in three Underlying Equity Indices. The Index may not be successful or outperform any alternative strategy that might be employed in respect of the Underlying Equity Indices and the Underlying Treasury Index (the "Underlying Indices") and the CFNAI. The Index may not approximate its target volatility of 6.0%. The Index may be significantly uninvested. The Index may be more heavily influenced by the performance of the relevant Underlying Equity Index than the performance of the Underlying Treasury Index in general over time. A significant portion of the Index's exposure may be allocated to the Underlying Treasury Index. Changes in the value of the relevant Underlying Indices may offset each other or may become correlated in decline. The investment strategy used to construct the Index involves daily adjustments to its notional exposure to the Underlying Indices. There is no assurance that the strategies employed by the Underlying Equity Indices will be successful The Underlying Equity Indices are subject to concentration risk. The Underlying Treasury Index is subject to significant risks associated with futures contracts. Uncertainty about the future of LIBOR may affect LIBOR rates. The Index, which was established on August 16, 2016, and some of the Underlying Equity Indices, which were established recently, have limited operating histories and may perform in unanticipated ways. The Underlying Treasury Index is an "excess return" index and not a "total return" index because it does not reflect interest that could be earned on funds notionally committed to the trading of futures contracts. The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. Lack of liquidity: JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the tax consequences of an investment in the notes. The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable Pricing Supplement and the Offering Circular for additional information. Disclaimer The information contained in this document is for discussion purposes only. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superseded and replaced in its entirety by a subsequent term sheet and/or disclosure supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein and any such term sheet and/or disclosure supplement, such term sheet and/or disclosure supplement shall govern. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. Actual performance may vary significantly from past performance or any hypothetical back-tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. IRS Circular 230 Disclosure: JPMorgan Chase Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. This material is not a product of J.P. Morgan Research Departments. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com